                                                                                         Exhibit 11

                                  ENGINEERED SUPPORT SYSTEMS, INC.
                          STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                              (in thousands, except per share amounts)

                                                    Three Months Ended          Six Months Ended
                                                         April 30                   April 30
                                                  ----------------------     ----------------------
                                                     2002          2001         2002          2001
                                                  ---------      -------     ---------      -------
NET INCOME:
    Continuing operations                         $   6,564      $ 4,360     $  12,466      $ 8,165
    Discontinued operations                          (3,288)          84        (3,669)         120
                                                  ---------      -------     ---------      -------
                Total                             $   3,276      $ 4,444     $   8,797      $ 8,285
                                                  =========      =======     =========      =======

BASIC EARNINGS PER SHARE (2)
     Average basic shares outstanding                10,317        9,220        10,272        9,160
                                                  =========      =======     =========      =======


    Continuing operations                         $    0.63      $  0.47     $    1.21      $  0.89
    Discontinued operations                           (0.31)        0.01         (0.35)        0.01
                                                  ---------      -------     ---------      -------
                Total                             $    0.32      $  0.48     $    0.86      $  0.90
                                                  =========      =======     =========      =======

DILUTED EARNINGS PER SHARE (2)
     Average basic shares outstanding                10,317        9,220        10,272        9,160
     Net effect of dilutive stock options (1)           386          646           387          573
                                                  ---------      -------     ---------      -------
                Total                                10,703        9,866        10,659        9,733
                                                  =========      =======     =========      =======

    Continuing operations                         $    0.61      $  0.44     $    1.17      $  0.84
    Discontinued operations                           (0.30)        0.01         (0.34)        0.01
                                                  ---------      -------     ---------      -------
                Total                             $    0.31      $  0.45     $    0.83      $  0.85
                                                  =========      =======     =========      =======


(1) Based on the treasury stock method.

(2) All computations have been restated to reflect a five-for-four stock split effected by the Company on March 16, 2001.



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